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                                                                   EXHIBIT 4.3


                       MEMORANDUM OF ACTION BY WRITTEN
                      CONSENT OF THE BOARD OF DIRECTORS
                                     OF
                                 MAXCO, INC.

     The following action is taken by written action of the Board of Directors of Maxco, Inc. pursuant to MCLA 450.1525 effective November 26, 1996.

     WHEREAS, there are presently outstanding 18,000 shares of Series Two Preferred Stock of Maxco, Inc. and;

     WHEREAS, such Series Two Preferred Stock is eligible to be redeemed at its face value of $50.00 per share at the option of the Board of Directors, and;

     WHEREAS, such Series Two Preferred Stock is convertible into the Common Stock of Maxco, Inc. at the option of the holder any time up to five days prior to the date designated for redemption at a conversation rate of $3.8828 dollars per share and;

     WHEREAS, the Board of Directors has determined that it is in the best interest of the corporation to redeem the Series Two Preferred Stock or to provide new conversion options to allow conversion of such Series II Preferred Stock into a new non-convertible preferred stock at a rate equal to the rate for conversion into Common Stock, or alternatively into a Maxco, Inc. Corporate Note with a principle amount equal to the current fair market value of the Series Two Preferred Stock, based on a price for the common stock of $8.00 per share.

     NOW THEREFORE IT IS RESOLVED:

     1. The corporation's Series Two Preferred Stock shall be redeemed effective January 1, 1997.

     2. Notice shall be provided to the holders of Series Two Preferred Stock no later than December 1, 1996.

     3. In addition to the option to convert to Maxco, Inc. Common Stock already available to the holders of Series Two Preferred Stock, the following alternative options shall be provided:

          Option A: Series Two Preferred Stock may be converted into a new Series of Preferred Stock to be established. The conversion shall be at the conversion rate of two shares of new Series Four Preferred stock for each share of Series Two Preferred Stock. An additional cash payment of $.0184 shall be made for each share of Series Two Preferred Stock converted. Series Four Preferred Stock will have a face value of $51.50 per share and will pay a dividend of 10% per annum. It will not be convertible into any other stock of Maxco, Inc. and will be redeemable at the option of the Maxco, Inc. Board of Directors after the third year following issuance.

          Option B: Series Two Preferred Stock may alternatively be exchanged for a Maxco, Inc. Note. The principle amount of the note shall be equal to $103.0184 for each share of Series Two of Preferred Stock rounded down to the nearest $1,000, with

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the balance paid in cash.  The Note will be subordinated to Maxco's indebtedness to its bank, and bear interest at 10% per annum, will pay interest only for the first three years following issuance and will then be amortized over the next eight years. The corporation will be given the right to prepay the Note without penalty.

     4. The Board of Directors hereby establishes Series Four Preferred Stock with the following rights, privileges and restrictions:

               A. Series Four Preferred Stock. Series Four Preferred Stock of Maxco, Inc. shall be 50,000 shares with a face value of $51.50 per shares.

               B. Dividends. The Corporation shall pay a Dividend upon such Series Four Preferred Stock as follows:

                    1. Such Dividend shall be equal to 10% per annum of the face value of each share.

                    2. The Corporation shall be obligated to declare a Dividend each and every quarter if it shall then be legally entitled to do so.

                    3. If the Dividend set forth herein is not paid and if such Dividend did not, under the circumstances, have to be paid, then such Dividend shall be payable in the next period when such Dividend legally can be made.

                    4. Should the surplus of said Corporation prior to any Dividend Day be insufficient to pay the Dividend on the Series Four Preferred Shares, such Dividend shall be payable from future surplus, but without interest, and no Dividend shall at any time be paid on the Common Shares until the full amount of 10% per annum up to such time and for the then current fiscal year upon all of the Preferred Shares issued shall have been paid or set apart.

               C. Redemption. The Series Four preferred Shares are redeemable at any time after the third anniversary of their issuance in whole or in part, at the Company's option, at 100% of principal amount plus a declining premium amount which shall be equal to 5% until the fourth anniversary of issuance and shall decline 1% annually thereafter to zero following the eighth anniversary, and plus any accumulated and unpaid Dividends to the date of redemption.

          Notice of the election of the Corporation to redeem all or a portion of the Series Four Preferred Stock shall be given by the Corporation by mailing a copy of such notice, not less than 30 nor more than 90 days prior to the date designated therein as the date for such redemption, to the holders of record of the Series Four Preferred Stock to be redeemed, addressed to them at their respective address appearing on the books of the Corporation.
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               D.   Voting.  The Series Four Preferred Shares are nonvoting;
          provided however if accrued but unpaid dividends on the Series Four Preferred Shares are in arrears for six consecutive fiscal quarters of the Company, the holders shall have the right to elect as a class, one member of the Board of Directors of the Corporation. Also, the consent of the holders of two-thirds of the Series Four Preferred Stock will be required to create or authorize any series of stock ranking prior in liquidation to the Series Four Preferred Stock, or to change any of the express terms of the Series Four Preferred Stock in a manner prejudicial to the holders thereof.

               E. Liquidation. In any event of dissolution of the Corporation, the holders of Series Four Preferred Stock shall be entitled to receive the face value of their shares, together with accumulated dividends thereon to the date of payment, before holders of the Common Shares shall be entitled to receive anything thereon. Thereafter, the Series Four Preferred Stock shall not be entitled to share in the assets of the Corporation.

               F. The holders acknowledge the Corporation has no obligation to register this instrument under any federal or state security law or to provide a prospectus for offer or transfer thereof by the holders.
          The Series Four Preferred Shares, and any common shares into which it is converted will be restricted securities within the meaning of the Securities Act of 1933, and Rule 144 promulgated thereunder.

     5. The corporation is hereby authorized to issue shares of Series Four Preferred Stock or to issue its Promissory Notes in exchange for Series Two Preferred Stock upon the terms as provided in the above resolutions.


/s/ Max A. Coon                                             /s/ Eric L. Cross
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Max A. Coon                                                     Eric L. Cross


/s/  Charles J. Drake                                    /s/ Joel I. Ferguson
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Charles J. Drake                                             Joel I. Ferguson


/s/ Richard G. Johns                                     /s/  Vincent Shunsky
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Richard G. Johns                                              Vincent Shunsky


/s/  J. Michael Warren                                    /s/  James F. White
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J. Michael Warren                                              James F. White


/s/  Andrew S. Zynda
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Andrew S. Zynda